EXHIBIT 2.5.10

                                    AGREEMENT

THIS AGREEMENT (the "Agreement") is dated as of the 15th day of March, 1999 (the "Effective Date") by and between Able Telcom Holding Corp. (the "Company") and WorldCom Network Services, Inc. (the "WorldCom"). (The Company and WorldCom are sometimes individually referred to as a "Party" and collectively as the "Parties").

                                    RECITALS

A. On or about April 26, 1998, Able entered into an Agreement and Plan of Merger (the "MFSNT Document") which parties also included MFS Acquisition Corp., MFS Network Technologies, Inc. and MFS Communications Company, Inc., which MFSNT Document has been amended from time which, among other things, provides in
Section 17.d. thereof that in the event that the holder of the "Option", as described below, exercises the Option in whole or in part and whether for cash or on a "cashless" basis, the holder shall be entitled to designate a represent to serve of the Company's Board of Directors.

B. On or about January 8, 1999, the Parties entered into (i) an agreement whereby the an option to purchase 2,000,000 shares of common stock of the Company ("Option") was modified which provided, in part, that unless and until such time as shareholder approval is obtained by the Company (if ever) pursuant to Nasdaq Marketplace Rule 4460(i)(1)(C) to approve the issuance of 20% or more of the common stock of the Company, the Option was modified to a stock appreciation rights award ("SAR") (the "Option Modification") and (ii) an agreement (the "Intent Agreement") to enter into an "SAR Agreement", as that term is defined in the Intent Agreement, upon the happening of certain conditions.

C. The Parties now wish to modify certain terms of the Option Modification and the Intent Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged thereof, the parties hereto agree as follows:

1. INCORPORATION BY REFERENCE. The above recitals are true, correct and are incorporated herein by reference.

2. MODIFICATION TO THE MFSNT DOCUMENT. Section 17.d. (Board Representation) shall be deleted in its entirety from the MFSNT Document and all amendments thereto, and as a result, the Company shall have no obligation to appoint a person designated by WorldCom or any of its affiliates to the Company's Board of Directors.

3. MODIFICATION TO OPTION MODIFICATION. Section 2.b. of the Option Modification shall be modified in its entirety to read as follows:

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         EXERCISE PERIOD. The SARs shall be exercisable, in whole or in part, at the times and in the manner specified by Section 2.e. below commencing on the earlier of: (i) one (1) business day after the date upon which the potential issuance of Common Stock under this Agreement is voted upon by the shareholders of the Company and (ii) July 1, 1999 (the "Commencement Date"), and ending on January 2, 2002 (the "Termination Date"). All rights with respect to any unexercised SARs shall expire, and these SARs shall become null and void, at 5:00 on the Termination Date.

4. MODIFICATION TO INTENT AGREEMENT. Section 2.a. of the Intent Agreement shall be modified in its entirety to read as follows:

         The Company shall issue to WorldCom a Stock Appreciation Agreement ("SAR Agreement") in substantially the form attached hereto as Exhibit "A" promptly upon the satisfaction of the Conditions to Issuance as set forth in Section 2.b. below; provided that to the extent (i) that the issuance of such SAR Agreement would otherwise cause a default in connection with any agreement or arrangement with any other third parties, including any of the Restrictive Agreements, or (ii) if the Conditions to Issuance have not been satisfied on or before July 1, 1999, then in either of such events the Parties shall use their respective good faith efforts to agree upon such modifications to the terms of the SAR Agreement so that such SAR Agreement would not cause such a default or require a consent from a third party.

5. FURTHER ASSURANCES. The Parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

6. BINDING EFFECT. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

7. GOVERNING LAW. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws.

8. ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement among the Parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and among such Parties.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

THE COMPANY:                                 WORLDCOM:

ABLE TELCOM HOLDING CORP.                    WORLDCOM NETWORK SERVICES, INC.


By:/s/ Billy V. Ray, Jr.                     By: /s/ David F. Meirs
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Name: Billy V. Ray, Jr.                      Name: David F. Meirs
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Its: President                               Its: VP & Controller
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